August 3, 2001

Mr. William Christie
President/CEO
booktech.com, Inc.
42 Cummings Park
Woburn, MA  01801


RE:  Acquisition of Certain booktech.com Assets

Dear Bill:

This Letter Agreement is to express ProQuest's offer to acquire certain assets of booktech.com, Inc. (the "booktech Assets") from booktech.com, Inc. under the conditions set forth below.

1.   booktech Assets

     The booktech Assets shall consist of:

     a the list of booktech.com customers from of December 31, 2000 to present;

     b    all master coursepacks in whatever format (digital, paper, etc.);

     c    all orders for coursepacks that are in the possession of booktech.com;

     d all orders for coursepacks from customers from the date of acceptance of this Letter Agreement forward;

     e the use of office space, utilities, equipment, supplies and other materials necessary to transfer coursepacks and orders to ProQuest so long as booktech remains in the facilities;

     f assistance and cooperation in the use of certain named booktech.com employees to support and transfer such coursepacks and orders as consultants;

     g the proprietary data of booktech.com with respect to the customers, content and products of the coursepack business as it currently conducted by booktech.com; and

     h any other tangible or intangible asset necessary to conduct the coursepack business of booktech.com on a going-forward basis that is discovered in due diligence.

2.   Liabilities Assumed by ProQuest


     a ProQuest shall assume no liabilities of booktech.com, Inc. arising before or after the Closing date. ProQuest's only liabilities will be those which it incurs after Closing with respect to use of the booktech Assets.


     b ProQuest will not credit nor assume any liability for returns of products produced and shipped by booktech.com on its own behalf prior to Closing.

3.   Obligations of ProQuest

     a ProQuest, at their option, will hire selected booktech.com employees as consultants for their services described in section 1(f) above; and


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Mr. William Christie
August 3, 2001
Page 2 of 3

     b ProQuest will pay all costs related to the cost of producing and shipping coursepacks.

4.   Purchase Price

          The Purchase Price shall consist of:

          a A total cash payment of $400,000; $100,000, paid by wire, the next business day after signing of this Letter Agreement and $300,000 payable upon full compliance with Paragraph 5, Conditions for Closing. Booktech will pay $50,000 of its accounts to Harvard Business Publications within two weeks of acceptance of this Letter Agreement.

          b $0.30 per Dollar of net revenue recognized by ProQuest (based on shipment of products and net of returns) from the booktech.com Assets through 12/31/01. Paid weekly from the date of this Letter Agreement and credited against the cash payment above through the Closing Date. If this transaction does not close, any amounts paid hereunder are non-refundable.

          c    The maximum Purchase Price to be paid by ProQuest is $700,000.

5.   Conditions for Closing

     a Execution (signing by both parties) of a definitive agreement upon completion of due diligence by ProQuest. Due diligence will be completed by August 15th.

     b Closing must occur on or before 10/01/01 or this transaction terminates and each party assumes its own costs. Upon termination ProQuest will return to booktech.com all booktech Assets in its possession and booktech.com will retain all payments made to it by ProQuest prior to termination.

     c Booktech.com, Inc. must obtain shareholder consent to the consummation of this transition.

     d Booktech has complied with its obligation to pay Harvard Business Publishing pursuant to paragraph 4(a) above.

     e Veras must consent to the transaction and waive any conditions of default in writing.

     f An opinion letter from booktech.com's counsel must be delivered that expresses its view with respect to (1) the validity of this transaction under the laws of Massachusetts and the laws of the state of incorporation of booktech.com, inc. (if different), (ii) the validity of this transaction under booktech.com's by-laws and (iii) that the use of the funds by booktech.com paid by ProQuest are within the authority of the officers and shareholders of booktech.com.

6.   Conduct of Business

     a From the date of acceptance of this Letter Agreement by booktech.com through Closing or termination, ProQuest shall undertake use of the booktech Assets to perform all of the coursepack business related to the booktech Assets. Booktech.com shall immediately cease use of the booktech Assets unless at the direction and for the benefit of ProQuest.

     b At ProQuest's direction, booktech.com will assure re-direction of telephone calls, email and Website traffic related to the booktech Assets to sites designated by ProQuest.


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Mr. William Christie
August 3, 2001
Page 3 of 3


7.   Due Diligence

     a booktech.com will cooperate with ProQuest and make relevant records and people available to answer questions regarding the booktech Assets prior to Closing.

8.   Broker Fees

     a ProQuest will pay 1/2 of the fee of Mark Miller up to a maximum of $20,000 at the Closing.

This Letter Agreement is intended to create an offer capable of acceptance. Completion of the transaction is expressly conditioned upon completion of due diligence by ProQuest, the completion of definitive agreements and satisfaction of the Closing conditions set forth above.

If this offer is acceptable to booktech.com, please sign and fax and mail a signed copy to me. I look forward to your response.

Regards,






James D. Barcelona
Senior VP, Business Development & General Counsel
Bell & Howell Information and Learning Company


c:    Joe Reynolds


ACCEPTED by booktech.com, Inc.


_______________________________
William Christie, President/CEO


Date __________________________